Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Susannah Robinson
Director, Investor Relations
617-342-6129
susannah_robinson@cabot- corp.com

CABOT CORPORATION ANNOUNCES CFO CHANGE

Boston, MA— (January 20, 2009) — Cabot Corporation (NYSE: CBT) announced today that Jonathan Mason has decided to leave Cabot, effective February 13, 2009, to become Chief Financial Officer of Fonterra Co-operative Group Limited of New Zealand. Cabot has appointed Eduardo E. Cordeiro to succeed Mr. Mason as Chief Financial Officer, effective February 13, 2009.

Mr. Cordeiro joined Cabot in 1998 and has held a number of senior management positions, including Corporate Controller, Director of Investor Relations, General Manager of each of Cabot’s Fumed Metal Oxides and Supermetals businesses, and most recently, has led Cabot’s Corporate Strategy function. Prior to joining Cabot, Mr. Cordeiro was a management consultant with the Boston Consulting Group. He graduated from Harvard University with an A.B. in Economics and received an MBA from Harvard Business School.

Patrick Prevost, Cabot’s President and CEO, said, “I am delighted to appoint Eddie to the position of CFO. His prior experience as Cabot’s Corporate Controller, combined with his extensive operational and business experience at Cabot, make him an ideal person to succeed Jonathan. The Board of Directors and I have every confidence that Eddie will be successful in his new role.”

Mr. Mason will be leaving Cabot to become Chief Financial Officer of Fonterra, an USD$11 billion dairy products company based in Auckland, New Zealand. Mr. Prevost commented, “I thank Jonathan for the leadership he has provided to Cabot’s finance organization over the last several years. He has done an outstanding job and while I am personally saddened that he is leaving Cabot, I am happy for Jonathan and his family as the position at Fonterra provides him with new opportunities and allows him and his family to return to New Zealand.”

Cabot Corporation is a global performance materials company headquartered in Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.